Exhibit 99.1

News Release

	Contact:	Vic Beck
703-280-4456 (office)
571-395-0180 (mobile)
Vic.Beck@ngc.com

Graham Robinson Joins Northrop Grumman Board of Directors

FALLS CHURCH, Va. – Aug. 12, 2021 – Northrop Grumman Corporation (NYSE: NOC) announced it has elected Graham Robinson to its board of directors. Robinson is the senior vice president and president of STANLEY Industrial, a business segment of Stanley Black & Decker, a position he has held since April 2020.

“Graham’s range of global business and technical experience, including his current role leading a business for a publicly traded industrials company, will be a valuable asset as a member of our board,” said Kathy Warden, chairman, chief executive officer and president, Northrop Grumman.

Prior to joining Stanley Black & Decker, Robinson served as an executive with Honeywell for seven years, including roles as president of Honeywell Industrial Safety, president of Honeywell Sensing and IoT, and chief marketing officer of the company’s Automation and Controls Solution division. He also held leadership roles at Micron Technology, Samsung Electronics, AT&T Bell Laboratories and Motorola.

Robinson earned a bachelor’s degree in electrical engineering from New York University’s Tandon School of Engineering, a master’s in electrical engineering from Cornell University and a master’s of business administration from the Wharton School at the University of Pennsylvania.

Northrop Grumman solves the toughest problems in space, aeronautics, defense and cyberspace to meet the ever evolving needs of our customers worldwide. Our 90,000 employees define possible every day using science, technology and engineering to create and deliver advanced systems, products and services.

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Northrop Grumman Corporation
2980 Fairview Park Drive Falls Church, VA 22042-4511
news.northropgrumman.com